EXHIBIT 99.1

FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS JANUARY 27, 2005

USA Truck, Inc. (NASDAQ NMS: USAK) today announced quarterly operating revenues, before fuel surcharge, of $85.2 million for the quarter ended December 31, 2004, an increase of 14.8% from $74.2 million for the same quarter of 2003. Net income increased 167.3% from $1.1 million for the quarter ended December 31, 2003 to $3.0 million for the same quarter of 2004. Diluted net income per share increased 166.7% from $0.12 for the quarter ended December 31, 2003 to $0.32 for the same quarter of 2004.

Operating revenues, before fuel surcharge, increased 17.4% from $286.1 million for the twelve months ended December 31, 2003 to $335.9 million for the twelve months ended December 31, 2004. Net income increased 121.5% from $3.4 million for the twelve months ended December 31, 2003 to $7.4 million for the twelve months ended December 31, 2004. Diluted net income per share increased 119.4% from $0.36 for the twelve months ended December 31, 2003 to $0.79 for the twelve months ended December 31, 2004.

The following table summarizes the earnings information of USA Truck, Inc. (“Company”):

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue:
Revenue, before fuel surcharge	$85,154	$74,185	$335,880	$286,080
Fuel surcharge	10,346	2,927	27,225	12,583

Total revenue	95,500	77,112	363,105	298,663

Operating expenses and costs:
Salaries, wages and employee benefits	31,794	28,250	125,953	109,616
Fuel and fuel taxes	23,559	15,240	81,722	58,740
Depreciation and amortization	9,327	7,896	35,871	30,611
Insurance and claims	7,319	4,571	26,224	18,390
Purchased transportation	6,298	5,650	28,317	24,183
Operations and maintenance	5,302	6,999	24,736	26,518
Operating taxes and licenses	1,404	1,311	5,653	4,682
Communications and utilities	743	716	3,039	2,967
Gain on disposal of revenue equipment, net	(251)	(48)	(1,040)	(743)
Other	3,970	3,277	14,831	12,849

Total operating expenses	89,465	73,862	345,306	287,813

Operating income	6,035	3,250	17,799	10,850
Other expenses (income):
Interest expense	1,096	678	3,539	2,557
Other, net	23	(6)	33	65

Total other expenses, net	1,119	672	3,572	2,622

Income before income taxes	4,916	2,578	14,227	8,228
Income tax expense	1,869	1,438	6,795	4,873

Net income	$3,047	$1,140	$7,432	$3,355

Per share information:
Average shares outstanding (Basic)	9,236	9,331	9,268	9,327

Basic net income per share	$0.33	$0.12	$0.80	$0.36

Average shares outstanding (Diluted)	9,433	9,384	9,398	9,370

Diluted net income per share	$0.32	$0.12	$0.79	$0.36

Key Operating Statistics:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Total miles (loaded & empty)	65,862,044	59,746,724	259,725,262	231,389,162
Empty mile factor	8.60%	8.60%	8.39%	8.97%
Revenue per mile(1)	$1.293	$1.242	$1.293	$1.236
Average number of tractors	2,191	2,040	2,174	1,961
Miles per tractor	30,060	29,288	119,469	117,995
Average miles per tractor per week	2,424	2,362	2,361	2,341
Average miles per trip(2)	836	837	839	851
Number of shipments(3)	80,942	73,439	329,210	281,336
Operating ratio(4)	92.9%	95.6%	94.7%	96.2%
(1)	Revenue per mile is based upon revenue, before fuel surcharge.

(2)	Average miles per trip is based upon shipments for which we use our own tractors to transport our customers’ freight.

(3)	Number of shipments includes both shipments for which we use our own tractors and brokerage and third party logistics services where we engage other carriers to transport our customers’ freight.

(4)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge.

In comparing the financial results of the three months ended December 31, 2004 to the three months ended December 31, 2003, Robert M. Powell, Chairman and CEO of the Company, made the following statement:

Solid freight demand throughout the quarter helped us post strong revenue growth of 14.8% on just 7.4% growth in our tractor fleet. The revenue growth beyond fleet growth was due to higher revenue per mile (+4.1%) and increased average miles per tractor per week (+2.6%).

We also made progress on our cost management initiatives. In particular, we substantially completed our seven-quarter plan to reduce the average ages of our tractor and trailer fleets, which was the primary reason for the 24.3% reduction in operations and maintenance expenses. Lower diesel fuel prices and our internal efforts to improve the efficiency of our fuel surcharge revenue program also aided in expanding our margins. That margin expansion was hindered by higher insurance and claims costs, which were up 60.1% due to our continued efforts to settle and litigate certain older claims. We are encouraged, however, by the progress that we’ve made in both accident prevention and claims management. Our accident frequency was down 14.6%, our volume of open liability claims was down 28.6% and our volume of liability claims in litigation was down 27.0%. Overall, the operating ratio of 92.9% improved 2.7 percentage points and represents our best operating margin since the fourth quarter of 1999.

The results of our efforts to improve revenues and reduce expenses is evident on the bottom line where we posted our highest net income ($3.0 million) and diluted earnings per share ($0.32) since our initial public offering in 1992. Over the past several years, we have meticulously benchmarked our current operating statistics against those of 1998, which is the year that produced the strongest operating statistics in our public history. Our focus on improving revenue per mile and equipment utilization while controlling key expense items enabled us to improve our performance against those benchmarks.

                     During 2005, we will continue to work toward our benchmarks.

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to business levels of shippers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a medium haul, dry van truckload carrier transporting general commodities throughout the continental United States and between locations in the United States and Canada. We transport general commodities into Mexico by allowing through-trailer service on our trailers through our facility in the gateway city of Laredo, Texas. We also provide third-party logistics and freight brokerage services.

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Contact: CLIFF BECKHAM, Chief Financial Officer — (479) 471-2633